UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act Of 1934

Date of Report (Date of earliest event reported)	July 9, 2015

Ohio	1-434	31-0411980
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

One Procter & Gamble Plaza, Cincinnati, Ohio	45202
(Address of principal executive offices)	Zip Code

(513) 983-1100	45202
(Registrant's telephone number, including area code)	Zip Code

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On July 8, 2015, The Procter & Gamble Company (NYSE:PG) (the "Company"), Galleria Co., a wholly-owned subsidiary of the Company, Coty, Inc. ("Coty") and Green Acquisition Sub Inc. ("Coty Sub"), a wholly-owned subsidiary of Coty, announced the signing of a definitive agreement (the "Transaction Agreement") to merge 43 of the Company's beauty brands ("RMT Brands") with Coty Sub in a Reverse Morris Trust transaction.   The transaction includes the Company's global salon professional hair care and color, retail hair color, cosmetics and fine fragrance businesses, along with select hair styling brands.

Although a final decision has not been made on the form of deal, the Company expects to do a split-off or spin-off transaction.  The Company's current preference is for a Reverse Morris Trust split-off transaction in which Company shareholders could elect to participate in an exchange offer to exchange Company shares for shares of Coty.  If executed as a split-merge, the Company would establish a separate entity to hold the RMT Brands, which would be transferred to electing P&G shareholders in a tax-efficient transaction with a simultaneous merger of the new entity with Coty.   Company shareholders would have the option of exchanging all, some or none of their Company shares.  The Company expects to finalize the details of the transaction in the coming months and to close the transaction in the second half of calendar year 2016, pending regulatory approvals.

The transaction is based on a proposal by Coty valuing the P&G Beauty Business at approximately $12.5 billion at the time the proposal was made.  Based on Coty's current stock price and outstanding shares and equity grants, the value of the transaction is approximately $15 billion.  The value is comprised of approximately 411 million shares, or 52% of the fully diluted equity of the newly combined company, valued at $13.3 billion and the assumption of $1.9 billion of debt by the entity holding RMT Brands.  The assumed debt is expected to vary between $3.9 billion and $1.9 billion, subject to other contractual valuation adjustments, within a $22.06 to $27.06 per share collar based on the trading price of Coty's stock prior to the close of the transaction.  The final value of the transaction will be known at closing based on Coty's stock price, Coty's outstanding shares and equity grants, and the amount of assumed debt.

JAB Cosmetics B.V. is the owner of all of the outstanding shares of Coty's Class B common stock.  In order to facilitate the transaction, JAB has agreed to convert all such shares into Class A common stock, subject to the completion of the transaction.

The brands included in the transaction are Wella Professionals (and its sub-brands), Sebastian Professional, Clairol Professional, Sassoon Professional, Nioxin, SP (System Professional), Koleston, Soft Color, Color Charm, Wellaton, Natural Instincts, Nice & Easy, VS Salonist, VS ProSeries Color, Londa, Miss Clairol, L'image, Bellady, Blondor, Welloxon, Shockwaves, New Wave, Design, Silvikrin, Wellaflex, Forte, Wella Styling, Wella Trend, Hugo Boss, Dolce & Gabbana, Gucci, Lacoste, bruno banani, Christina Aguilera, Escada, Gabriela Sabatini, James Bond 007, Mexx, Stella McCartney, Alexander McQueen, Max Factor and Covergirl.  Transfer of certain fragrance brand licenses in the transaction are subject to licensor consent.

In the Transaction Agreement, the Company and Coty have agreed to certain customary representations, warranties and covenants, including, but not limited to, certain representations as to the financial statements, contracts, liabilities, and other attributes of the respective businesses, certain business conduct restrictions, certain covenants requiring efforts to complete the transaction and certain limited covenants of the Company not to compete and not to solicit employees following the closing of the transactions.

The foregoing description of the Transaction Agreement is qualified in its entirety by reference to the Transaction Agreement itself. A copy of the Transaction Agreement will be filed as an exhibit to the Company's Annual Report on Form 10-K for the fiscal year ending June 30, 2015.

ITEM 7.01    REGULATION FD DISCLOSURE

On July 9, 2015, the Company issued a news release announcing the transaction.  A copy of the news release is attached hereto as Exhibit 99.1. The information being furnished pursuant to Item 7.01, including Exhibit 99.1, shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), nor shall they be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by reference in such filing.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(d)  Exhibits.

Exhibit No.	Description

99.1	News release dated July 9, 2015

SIGNATURE Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

THE PROCTER & GAMBLE COMPANY
BY: /s/ Susan S. Whaley
Susan S. Whaley
Assistant Secretary
July 9, 2015